P R E S S    R E L E A S E

RCM TECHNOLOGIES, INC. REPORTS 2008 SECOND QUARTER
AND YEAR - TO - DATE RESULTS

Pennsauken, NJ - August 6, 2008 -- RCM Technologies, Inc. (NASD: RCMT) today announced financial results for the twenty-six weeks and thirteen weeks ended June 28, 2008.

The Company announced revenues of $104.1 million for the twenty-six weeks ended June 28, 2008, down from $111.3 million for the twenty-six weeks ended June 30, 2007 (comparable prior year period). Net loss for the twenty-six weeks ended June 28, 2008 was $1.2 million, or $0.10 per diluted share, as compared to net income of $3.4 million, or $0.28 per diluted share, for the comparable prior year period.

As previously reported, the Company recorded a $6.1 million bad debt charge before estimated income tax benefit of $2.4 million, or $3.7 million net of estimated income tax benefit, during the first quarter of 2008 relating to a note receivable that the Company has determined is likely to be uncollectible. The loss resulted in a reduction of earnings per share for the twenty-six weeks ended June 28, 2008 of approximately $0.29 per diluted share.

Operating loss for the twenty-six weeks ended June 28, 2008 was $2.2 million, or $0.17 per diluted share, down from operating income of $4.9 million, or $0.39 per diluted share, for the comparable period.

Net loss before stock-based compensation (1) for the twenty-six weeks ended June 28, 2008 was $1.0 million, or $0.08 net loss per diluted share, and excludes net stock-based compensation expense of $197,000. Net income before stock-based compensation (1) for the twenty-six weeks ended June 30, 2007 was $3.5 million, or $0.28 per diluted share, and excludes net stock-based compensation expense of $94,000.

Net income for the 2007 period includes income of $480,000 ($800,000, net of income taxes of $320,000), or $0.04 per diluted share, from a legal settlement. No such income was realized during the 2008 period.

For the twenty-six weeks ended June 28, 2008, earnings before interest, income taxes, depreciation and amortization, or EBITDA, was negative $1.3 million, or $0.10 per diluted share, as compared to positive EBITDA of $6.4 million, or $0.52 per diluted share, for the comparable prior year period. EBITDA for the 2008 period includes the bad debt charge as discussed above. EBITDA for the 2007 period includes income of $800,000 from a legal settlement.

The Company announced revenues of $55.0 million for the thirteen weeks ended June 28, 2008, down from $56.8 million for the thirteen weeks ended June 30, 2007 (comparable prior year period). Net income for the thirteen weeks ended June 28, 2008 was $1.4 million, or $0.11 per diluted share, as compared to net income of $1.9 million, or $0.15 per diluted share, for the comparable prior year period.

Operating income for the thirteen weeks ended June 28, 2008 was $2.4 million, or $0.19 per diluted share, down from $3.0 million, or $0.24 per diluted share, for the comparable period.

Net income before stock-based compensation (1) for the thirteen weeks ended June 28, 2008 was $1.5 million, or $0.12 per diluted share, and excludes a net stock-based compensation expense of $104,000. Net income before equity-based compensation (1) for the thirteen weeks ended June 30, 2007 was $1.8 million, or $0.14 per diluted share, and excludes net stock-based compensation credit of $93,000.

For the thirteen weeks ended June 28, 2008, earnings before interest, income taxes, depreciation and amortization, or EBITDA, was $3.0 million, or $0.23 per diluted share, as compared to $3.3 million, or $0.27 per diluted share, for the comparable prior year period.

Leon Kopyt, Chairman and CEO of RCM, commented: “A nearly 300 basis point increase in gross margin percentage and an 8.5% increase in gross profit amount partially offset higher operating costs and moderately lower revenues in the second quarter of 2008 as compared to the same period a year ago. This improvement in gross margin percentage and gross profit amount were due in part to acquisitions of two enterprise business solutions companies completed in recent months. Both acquisitions have been principally integrated and are accretive to RCM’s earnings for the second quarter of 2008 and the 2008 year to date.

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We believe the recent wave of enterprise vendor consolidation has created a partial dislocation of the technology market and an opportunity for RCM to offer innovative bundled solutions. These acquisitions are expected to contribute greater value-oriented solutions for the enterprise IT market.”

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

(1) The Company applies the provisions of SFAS No. 123(R), "Share-Based Payment," on a modified prospective basis, which required the Company to record stock-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption.

For the purposes of performing the calculation of net income before equity-based compensation expense, all equity-based compensation expense, net of income tax, is added back to net income as calculated in accordance with accounting principles generally accepted in the United States (US GAAP). Net income before equity-based compensation expense is not a measurement calculated in accordance with US GAAP, and is not intended to be a replacement for, or to be considered to be more important than, net income calculated in accordance with US GAAP. As the calculation of net income before equity-based compensation expense is not performed in accordance with US GAAP, the Company believes that the utility of the calculation is significantly limited, and that the measure should only be used to compare to net income year-over-year on a consistent basis. To mitigate this limitation, the Company has provided a reconciliation of net income before equity-based compensation expense to net income calculated in accordance with US GAAP, which should be the primary measurement utilized to analyze the Company's financial results. The Company does not utilize net income before equity-based compensation expense for any other purpose.

Tables to Follow

RCM Technologies, Inc.
Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Twenty-Six Weeks Ended
	June 28, 2008	June 30, 2007
Revenues	$104,125	$111,339
Gross profit (1)	27,448	26,335
Selling, general and administrative (2)	22,626	20,722
Bad debt - note receivable	6,090
Depreciation and amortization	921	720
Operating (loss) income	(2,189)	4,893
Interest (expense) income, net	(41)	1
(Loss) gain on foreign currency transactions	(5)	11
Income from legal settlement		(800)
(Loss) income before income taxes	(2,235)	5,705
Income tax (benefit) expense	(1,005)	2,281
Net (loss) income	($1,230)	$3,424

Earnings per share (diluted)
Net (loss) income	($0.10)	$0.28

	Thirteen Weeks Ended
	June 28, 2008	June 30, 2007
Revenues	$55,011	$56,846
Gross profit (3)	15,150	13,959
Selling, general and administrative (4)	12,141	10,628
Depreciation and amortization	560	366
Operating income	2,449	2,965
Interest (expense) income, net	(67)	8
(Loss) gain on foreign currency transactions	(6)	13
Income before income taxes	2,376	2,986
Income tax expense	936	1,133
Net income	$1,440	$1,853

Earnings per share (diluted)
Net income	$0.11	$0.15

RCM Technologies, Inc.
Summary Consolidated Balance Sheet Data
(Unaudited)
(In Thousands)

	June 28,	December 29,
	2008	2007
Cash and equivalents	$4,240	$11,642
Accounts receivable	56,445	45,468
Working capital	39,290	43,541
Goodwill and intangible assets	49,937	39,937
Total assets	120,727	109,714
Senior debt	10,000	-
Total liabilities	26,006	17,666
Stockholders’ equity	$94,721	$92,048

(1) Reflects stock-based compensation expense of $26,000 and $4,000 included in cost of services for the twenty-six weeks ended June 28, 2008 and June 30, 2007, respectively.

(2)Includes stock-based compensation expense of $171,000 and $90,000 for the twenty-six weeks ended June 28, 2008 and June 30, 2007, respectively.

(3) Reflects stock-based compensation credit of $11,000 and $9,000 included in cost of services for the thirteen weeks ended June 28, 2008 and June 30, 2007, respectively.

(4) Includes stock-based compensation credit of $93,000 and $83,000 for the thirteen weeks ended June 28, 2008 and June 30, 2007, respectively.

RCM Technologies, Inc.

Reconciliation of EBITDA to Net Income and Cash Provided by Operating Activities

(Unaudited)

As used in this report, EBITDA means earnings before interest income, interest expense, income taxes, depreciation and amortization. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to EBITDA of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, nor as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to both net income and cash flow provided by operating activities.

	Twenty-Six Weeks Ended
	June 28, 2008	June 30, 2007
	(In Thousands)
EBITDA (a)	($1,273)	$6,424
Depreciation and amortization	921	720
Interest (expense) income, net	(41)	1
Income tax (benefit) expense	(1,005)	2,281
Net (loss) income (a)	($1,230)	$3,424

(Loss) earnings per share (diluted)
EBITDA	($0.10)	$0.52
Net (loss) income	($0.10)	$0.28

Weighted average shares outstanding	12,520	12,421

	Thirteen Weeks Ended
	June 28, 2008	June 30, 2007
	(In Thousands)
EBITDA (b)	$3,003	$3,344
Depreciation and amortization	560	366
Interest (expense) income, net	(67)	(8)
Income tax expense	936	1,133
Net income (b)	$1,440	$1,853

Earnings per share (diluted)
EBITDA	$0.23	$0.27
Net income	$0.11	$0.15

Weighted average shares outstanding	12,830	12,479

(a) Includes stock based compensation expense of $197,000 and $94,000 for the twenty-six weeks ended June 28, 2008 and June 30, 2007, respectively.

(b) Includes stock based compensation expense of $104,000 and a $92,000 credit for the thirteen weeks ended June 28, 2008 and June 30, 2007, respectively.

RCM Technologies, Inc.

Reconciliation of EBITDA to Net Income and Cash Provided by Operating Activities (Continued)

(Unaudited)

	Twenty-Six Weeks Ended
	June 28, 2008	June 30, 2007
	(In Thousands)
Net (loss) income	($1,230)	$3,424
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation and amortization	921	723
Stock based compensation expense	197	94
Provision for losses on accounts receivable	(133)	183
Provision for losses on note receivable	6,090
Deferred tax assets	(1,660)	1,603
Changes in operating assets and liabilities
Accounts receivable	(10,879)	(4,822)
Prepaid expenses and other current assets	(519)	(1,376)
Accounts payable and accrued expenses	(577)	3,297
Accrued compensation	(131)	760
Payroll and withheld taxes	577	(47)
Income taxes payable	(1,376)	94

Cash (used in) provided by operating activities	($8,720)	$3,933

	Thirteen Weeks Ended
	June 28, 2008	June 30, 2007
	(In Thousands)
Net income	$1,440	$1,853
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	560	369
Stock based compensation expense	104	(92)
Provision for losses on accounts receivable	(36)	170
Deferred tax assets	528	768
Changes in operating assets and liabilities
Accounts receivable	(6,566)	(3,705)
Prepaid expenses and other current assets	(524)	(1,073)
Accounts payable and accrued expenses	875	2,965
Accrued compensation	1,163	2,646
Payroll and withheld taxes	452	(193)
Income taxes payable	(256)	(26)

Cash (used in) provided by operating activities	($2,260)	$3,682

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